EXHIBIT 10.63

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective this 23rd day of March 2010, by and between Delta Mutual, Inc., a Delaware Corporation (the “Company”), and Malcolm W. Sherman (the “Executive”) to serve as Executive Vice President and Vice Chairman of the Board.

Company desires to employ Executive and Executive desires to enter into the employ of Company in such capacity and on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

1.	Employment.

Company hereby agrees to employ Executive as its Executive Vice President and as well as serving as its Vice Chairman of the Board of Directors, and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to employees of Company, in general. In the event of any conflict or ambiguity between the terms of this Agreement and the terms of employment applicable to employees of the Company in general, the terms of this Agreement shall prevail. Executive hereby represents and warrants that he knows of no reason why he is not physically capable of performing his obligations under this Agreement in accordance with its terms.

2.	Duties of Executive.

Executive shall have such powers and duties as are commensurate with those positions as described in the Company’s bylaws and as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”).

3.	Compensation.

For all services rendered by Executive in any capacity required hereunder during the term of this Agreement, including, without limitation, services as an employee, officer, director, or member of any committee of Company, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows:

A.
A fixed salary of $350,000 (Three hundred and Fifty Thousand dollars) per year (base salary), payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly. The Base Salary shall be reviewed not later than the end of each calendar year that Executive is employed by Company. Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city, local or other taxes as shall be required pursuant to law or governmental regulation or ruling.

B.
C.
Bonus. Executive shall be included, in a manner consistent with his position, in any bonus system, bonus pool, incentive compensation, profit sharing, deferred compensation or similar plan or program for its principal executive officer, senior executives, officers or employees that may be implemented from time to time by the Board.

D.
Stock Options. Executive shall be included, in a manner consistent with his position, in any stock option plan(s) for its principal executive officer, senior executives, officers and/or employees of Company in general, that may be established from time to time by the Board.

E.
Additional Benefits. Except as modified by this Agreement, Executive shall be entitled to participate in the Company’s group health insurance plan and any other benefit plans (including pension or retirement plans) as are made available to its principal executive, senior executives, officers and/or employees of the Company in general. Notwithstanding the foregoing, nothing in this Agreement shall preclude the amendment or termination of the Company’s group health insurance plan or any other benefit plan or program, provided that such amendment or termination is applicable to all employees of Company. In addition, Executive shall be entitled to not less than fifteen (15) days of paid vacation per calendar year during the period that this Agreement is in effect. The carry-over of any unused vacation days will be governed by and in accordance with Company policy.

F.
Business Expenses. Company shall pay or reimburse Executive for all reasonable, necessary and usual business expenses incurred by Executive in connection with the performance of his duties and obligations under this Agreement, subject to Executive’s presentation of appropriate documentation and receipts and in accordance with such procedures as Company may from time to time establish for its principal executive officers, consistent with the need to preserve any deductions to which Company may be entitled for Federal tax purposes.

4.	Term and Termination

A.
This Agreement shall commence on March 23rd of the year 2010 and shall continue in  effect for a period of five (5) years (the “ Initial Term”).  Thereafter the Initial Term shall be extended for additional two-year periods ( the “Additional Term”).  If neither party has given the other party notice of termination at least ninety (90) days prior to the end of the Initial Term of the then current Additional Term.

B.
Performance Benefits:

Executive shall be eligible for additional compensation from the Company based on his ability to provide through his efforts an increase in Corporate profits as defined under existing accounting practices, which cause an increase in any quarter filings which demonstrate an increase in any quarter filings which demonstrate an increase over and above the corresponding quarter filings of the year 2005 during the first year of agreement. For the second year of this agreement the bonus shall be computed on the quarterly reports of the company for the year 2006. For the third year of the contract, the bonus shall be based on the performances of the quarterly reports of the year 2007 and the 4th year of the agreement, the bonus shall be based on the Quarterly reports of the year 2008 and continue the same for the quarterly filings for the years 2009. Each subsequent year of this agreement. Such bonus shall pooled with other senior executives be computed as a total pool equal to Fifteen per cent (15%) of the net profits as provided in any 10Q (or 10K) as filed to the SEC. Such sums are due and payable to the Executive within 10 days of said filings to the SEC. The Board of Directors is responsible for the selection of the % of the pool to be apportioned between the so described Senior Executives.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:       Delta Mutual, Inc.
14362 N. Frank Lloyd Wright Blvd. #2105
Scottsdale, AZ 85260

If to Executive:      Malcolm W. Sherman
9034 E. Caribbean Lane
Scottsdale, AZ 85260

Final Agreement:

This Agreement supercedes all prior understandings or agreements (whether written or oral) between Executive and Company or any of its subsidiaries and affiliates and sets forth the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be modified except by written amendment duly executed by both parties.

Governing Law:

This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

Severability:

If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable provision had never been included.

Arbitration:

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association in the State of Arizona in the county of Maricopa and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DELTA MUTUAL, INC.

By:	/s/ Daniel R. Peralta
Dr. Daniel R. Peralta
President, CEO and Chairman of the Board

EXECUTIVE

By:	/s/ Malcolm Sherman
Malcolm W. Sherman